EXHIBIT 99.3

JOINT FILING AGREEMENT

This Agreement will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on the date hereof with respect to the beneficial ownership by the undersigned of the shares of common stock, $0.01 par value per share, of City Media, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below, in accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: November 25, 2014

WEED GROWTH FUND, INC.

/s/ Eric Miller
ERIC MILLER

/s/ Eric Miller
ERIC MILLER

/s/ Jon McGee
JON MCGEE